Exhibit 10.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 19, 2026 (“Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”), and SUNSET GROUND AT MCKINNEY LLC, a Colorado limited liability company (“Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference. For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

purchase of PROPERTY

Section 1.01. Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to the Property. For the avoidance of doubt, the Property expressly excludes the Vertical Improvements, which shall be retained and owned by Seller.

Section 1.02. Purchase Price and Earnest Money. The purchase price to be paid by Purchaser to Seller for the Property is $60,000,000.00 (the “Purchase Price”). The Purchase Price shall be paid by Purchaser in immediately available federal funds at Closing. Within three (3) Business Days following the Effective Date, Purchaser shall deposit with the Title Company the sum of $1,000.00 as earnest money (together with all interest earned thereon, the “Earnest Money”). In addition, Seller acknowledges receipt from Purchaser of $100.00 as independent consideration for this Agreement (“Independent Consideration”), which Independent Consideration is non-refundable under all circumstances. The Earnest Money shall be applied to the Purchase Price at Closing. If Purchaser properly terminates this Agreement pursuant to its terms, the Earnest Money shall be returned to Purchaser. If Purchaser defaults in its obligation to consummate the Closing after all conditions to Purchaser’s obligation to close have been satisfied or waived, the Earnest Money shall be delivered to Seller as provided in Section 6.02.

Section 1.03. Lease of Property. On or before the Closing Date, Seller and Purchaser shall execute the Ground Lease Agreement in the form attached hereto as Exhibit C, with such modifications thereto as may be mutually agreed upon in writing by Purchaser and Seller (the “Lease” or “Ground Lease Agreement”), pursuant to which Purchaser, as landlord, shall lease the Property to Seller, as tenant, pursuant to the terms and conditions contained therein. The execution and delivery of the Lease by all parties thereto shall be a condition precedent to Closing.

Section 1.04. Prorations. In view of the subsequent lease of the Property to Seller pursuant to the Lease and Seller’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Seller and Purchaser at Closing. All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Property which are due and payable on or prior to the Closing Date shall be paid by Seller at or prior to Closing, and all other taxes and assessments shall be paid by Seller in accordance with the terms of the Lease.

Section 1.05. Transaction Costs. Subject to Section 6.02(a) below, whether or not the Transaction closes, (a) Seller shall be responsible for the payment of all Transaction Costs incurred by Seller and Purchaser in connection with the Transaction; and (b) Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers (“Professional Fees”).

STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 1.06. Intent of Conveyance. The Parties acknowledge that the Project is currently under construction and that the purpose of this Agreement is to allocate ownership between the Property and the Vertical Improvements without creating unintended fragmentation of ownership of any integrated building, structure, foundation system, utility system, parking structure, retaining structure, drainage facility, structural support system, or other improvement. The Parties intend that the ownership allocation described in this Agreement be interpreted and enforced in a manner that preserves unified ownership and control of integrated improvements and avoids unintended severances arising from variations in grade, elevation, topography, construction tolerances, survey discrepancies, future site development, or subsequent modifications to the Project. The Parties further intend that no building, structure, utility system, foundation system, retaining structure, parking structure, drainage facility, or other integrated improvement be divided into separately owned component parts except to the extent expressly provided in the Transaction Documents. If any description, elevation reference, survey reference, exhibit, legal description, boundary, or other provision of this Agreement is determined to conflict with the Parties’ intent concerning ownership of the Property or the Vertical Improvements, the Parties’ intent shall control and such provision shall be interpreted, reformed, and enforced accordingly. Any ambiguity shall be resolved in favor of preserving unified ownership and control of integrated improvements and against creating unintended fragmented ownership interests.

The provisions of this Article shall survive Closing or termination of this Agreement for any reason.

ARTICLE II

DUE DILIGENCE

Section 2.01. Title Insurance.

(a) Title Commitment and Title Policy. Prior to the Effective Date, Purchaser has received an owner’s title insurance commitment (the “Title Commitment”) with respect to the Property issued by the Title Company, for a TLTA Owner’s Title Insurance Policy, together with any endorsements, that Purchaser may require (the “Title Policy”). All costs related to the Title Policy, escrow fees and other closing costs shall be included in Transaction Costs, payable as set forth in Section 1.05.

(b) Title Company. The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.

2	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(c) Title Company Actions. The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Seller and Purchaser will pay all charges payable by them to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court. Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable charges, expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.

(d) Title Objections.

(i) Prior to the Effective Date, Purchaser received the Title Commitment and delivered its objections to Seller, which objections are hereby deemed Title Objections for all purposes of this Agreement. On or before one (1) Business Day prior to the expiration of the Inspection Period, Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other matters shown on the Survey (each, also a “Title Objection”). If any Title Objection is not removed or resolved by Seller to Purchaser’s satisfaction prior to the expiration of the Inspection Period, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before the expiration of the Inspection Period, to terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. Any termination right under this Section 2.01(d)(i) not exercised on or before the expiration of the Inspection Period shall be deemed waived.

(ii) If any supplement to the Title Commitment or the Survey discloses any additional title defects which were not created by or with the consent of Purchaser, and which are not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) days following receipt of such supplement or revision, but in no event later than the Closing Date. If any Additional Title Objection is not removed or resolved to Purchaser’s satisfaction prior to Closing, Purchaser shall have the option, as its sole remedy, to terminate this Agreement upon written notice delivered to Seller prior to Closing, in which event neither party will have any further obligation or liability hereunder, except for those obligations expressly stated to survive such termination. The Closing Date shall not be extended by reason of any Additional Title Objection or the timelines set forth in this Section 2.01(d)(ii).

(iii) Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitment and the Survey. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection, as provided in this Section 2.01, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance.

(iv) Seller shall have no obligation to cure, remove, or resolve any Title Objection or Additional Title Objection. Notwithstanding the foregoing or anything elsewhere in this Section 2.01 to the contrary, Seller shall, on or before Closing, cause the release, discharge or removal from the Property of (A) all deeds of trust, mortgages, judgment liens and other voluntary monetary Liens created by, through or under any Seller Entity, (B) all mechanics’ liens, materialmen’s liens and other construction-related Liens arising by, through or under any Seller Entity, except, if elected by Seller, Purchaser hereby approves the bonding or other treatment thereof by Seller in lieu of release, (C) the MEDC Deed of Trust, except to the extent Purchaser expressly approves in writing a replacement collateral structure, (D) all leases, subleases and other possessory interests required to be terminated pursuant to this Agreement, and (E) any title matter first created by, through or under Seller and dated after the Effective Date without Purchaser’s prior written consent. The foregoing obligations shall not be subject to any limitation on Seller’s obligation to cure other Title Objections.

(v) If Purchaser properly terminates this Agreement pursuant to this Section 2.01, Purchaser shall, upon Seller’s written request, deliver to Seller copies of any third-party diligence reports relating exclusively to the physical condition of the Property for which Seller paid as a Transaction Cost and shall assign to Seller any reliance rights relating thereto to the extent such rights are assignable without material cost to Purchaser and without recourse, representation, warranty or continuing liability on the part of Purchaser. Purchaser may retain copies of the Seller Documents and such reports for its records, legal compliance and defense of claims.

3	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 2.02. Seller Documents. With reasonable promptness, but in no event later than three (3) Business Days following the Effective Date, Seller shall deliver to Purchaser the following items to the extent the same exist and are in Seller’s possession or under its control (collectively, the “Seller Documents”): (a) all plans and specifications for the construction of any improvements on the Property or any Vertical Improvements, and any “as-built” plans and specifications for any such improvements; (b) the construction budget for construction of all improvements to the Property and the Vertical Improvements; (c) all pay applications, proof of payment and lien waivers to date for construction of the Horizontal Improvements and the Vertical Improvements; (d) all design and construction contracts executed by any Seller Entity relating to the design and construction of improvements on the Property or the Vertical Improvements; (e) all payment and/or performance bonds relating to construction of improvements on the Property or the Vertical Improvements; (f) all certificates of substantial completion and certificates of occupancy (or its jurisdictional equivalent) for any substantially complete and/or completed improvements constructed on the Property or the Vertical Improvements; (g) all site visit inspection reports issued by the architect of record, their consultants and any other party performing inspections; (h) reports/documentation from city, county, and any other government inspectors regarding the improvements on the Property or the Vertical Improvements; (i) all surveys related to the Property; (j) all environmental reports related to the Property (including without limitation, Phase I environmental investigation and impact reports); (k) all appraisals and/or valuations related to the Property; (l) all guaranties and warranties in effect with respect to the Property or the Vertical Improvements; (m) full and complete copies of the existing Ground Lease, the Operations Lease, each Operator Agreement, each booking agreement, all leases, subleases, licenses, occupancy agreements and all other agreements relating to the Property or the Vertical Improvements, together with all amendments, modifications, schedules, side letters, consents and approvals relating thereto; (n) financial statements of Seller, Sunset at McKinney, LLC, a Colorado limited liability company (“Sunset at McKinney”) or Guarantor and projections for the development, cost and completion of the project; (o) all property condition reports related to the Property; (p) the executed Chapter 380, Grant and Development Agreement by and among the City of McKinney, Texas, McKinney Economic Development Corporation, McKinney Community Development Corporation and Notes Live, Inc. dated as of April 16, 2024, together with the First Amendment, Second Amendment, Third Amendment and Fourth Amendment thereto, the Amended and Restated Development Agreement, and all exhibits, schedules, addenda, consents, approvals, side letters, waivers, estoppels, recognition agreements and other documents related thereto or referenced therein, together with all documents related to any grants, contributions, reimbursements, tax rebates or other incentives provided or to be provided for the benefit of the Property or any Seller Entity (collectively, the “City Development Agreement”); (q) all documents relating to the Aikman Club, including all offering documents, forms of membership agreement, executed membership agreements, membership brochures and information, membership rolls, payment status information, remaining membership inventory and sponsorship agreements granting rights to use Aikman Club seats; (r) a representative sample of documents relating to the ownership of, or right to use, any firepit suite, including the operating agreement and all schedules thereto, offering documents, subscription documents, ownership or membership rolls, loan tapes, sponsorship agreements and a representative sample of other agreements granting any Person a right to use a firepit suite; (s) the current Project construction schedule, current sources-and-uses statement, current buyout log, current change-order log, the most recent pay applications, all proof of payment, all conditional and unconditional lien waivers from the general contractor for the Project (as opposed to subcontractors), and complete copies of all payment bonds, performance bonds and other construction security; (t) all notices of default, alleged default, potential default, offset, reduction, suspension, recapture, clawback or reimbursement obligation under the City Development Agreement, any Operator Agreement or any agreement governing an incentive relating to the Property or the Project; and (u) all other documents related to the ownership, lease and operation of the Property, and all other related documentation reasonably requested by Purchaser.

Section 2.03. Survey. Seller shall deliver a current ALTA/NSPS survey as required for the Property from CBG Surveying Texas LLC (the “Survey”), together with (a) evidence reasonably satisfactory to Purchaser that the Property fully complies with all zoning ordinances of the Governmental Authority having jurisdiction over the Property (“Zoning Evidence”), and (b) evidence reasonably satisfactory to Purchaser that the Property is not within a 100-year flood plain or a “Special Flood Hazard Area” as designated by the Federal Emergency Management Agency. The cost incurred of any Survey obtained shall be included in Transaction Costs, payable as set forth in Section 1.05.

Section 2.04. Environmental. Prior to the Effective Date, if elected by Purchaser, Purchaser has obtained a Phase I environmental investigation report for the Property (the “Environmental Report”). The cost incurred of the Environmental Report obtained shall be included in Transaction Costs, payable as set forth in Section 1.05.

Section 2.05. Intentionally Omitted.

4	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 2.06. Property Condition Report; Construction Inspection Report. Prior to the Effective Date, if elected by Purchaser, Purchaser has obtained a current property condition assessment and limited compliance audit as required for the Property from an inspection company selected by Purchaser (the “Property Condition Report”). Purchaser may also order a report from a third-party property inspector relating to the status of construction of improvements on the Property and the Vertical Improvements (the “Construction Inspection Report”). The Property Condition Report and the Construction Inspection Report shall be in form and substance reasonably acceptable to Purchaser, and shall be certified to Seller and Purchaser and any of their requested Affiliates. The cost incurred of the Property Condition Report obtained shall be included in Transaction Costs, payable as set forth in Section 1.05.

Section 2.07. Inspections. From the Effective Date through 5:00 p.m. Central Time on Friday, September 25, 2026 (the “Inspection Period”), (a) Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to the Property and the Vertical Improvements that Purchaser deems reasonably appropriate; and (b) Seller shall, at all reasonable times and upon reasonable prior notice, (i) provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Property and the Vertical Improvements, all drawings, plans, specifications and all engineering reports for and relating to the Property and the Vertical Improvements in the possession or under the control of Seller, the files and correspondence relating to the Property and the Vertical Improvements, and the financial books and records relating to the construction, ownership, lease (if applicable), operation, and maintenance of the Property and the Vertical Improvements, and (ii) allow such Persons to make such inspections, tests, copies, and verifications as Purchaser considers necessary. Before conducting any Inspection at the Property or the Vertical Improvements, upon Seller’s request, Purchaser shall provide Seller with evidence that Purchaser or the consultant and/or contractor performing such Inspection maintains commercial general liability insurance with limits of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence, naming Seller as an additional insured thereunder. Purchaser shall repair any damage to the Property or the Vertical Improvements caused by any Inspection and restore the Property and the Vertical Improvements to substantially the same condition as existed prior to such Inspection. Purchaser shall indemnify, defend and hold Seller and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable (collectively, the “Seller Indemnified Parties”) harmless from and against any and all third-party claims, losses, damages, costs and expenses (including reasonable attorneys’ fees) for bodily injury, death, physical damage to the Property or the Vertical Improvements, or mechanics’ liens, to the extent arising out of or resulting directly from the grossly negligent acts or willful misconduct of Purchaser or its agents, contractors or representatives in conducting any Inspection. Purchaser shall have no liability under the foregoing indemnity for any preexisting condition, the discovery or disclosure of any condition, any loss caused by the gross negligence or willful misconduct of any Seller Entity or any contractor or materialman thereof, any diminution in value arising from the results of an Inspection, or consequential, special or indirect damages. The obligations in this paragraph shall survive the Closing or any earlier termination of this Agreement.

Section 2.08. Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 2.01(d), if (a) Purchaser determines, in its sole discretion, that the Property is not satisfactory, and Purchaser provides written notice thereof to Seller on or before expiration of the Inspection Period, or (b) Purchaser and Seller are unable reasonably to agree upon the terms and conditions of the Lease as provided in Section 1.03, or (c) Purchaser fails to obtain the approval of the Transaction from Purchaser’s Investment Committee, and in any such event, Purchaser provides written notice thereof to Seller on or before expiration of the Inspection Period, then Purchaser shall have the option to terminate this Agreement, in which event the Earnest Money shall be promptly refunded to Purchaser, and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. If Purchaser properly terminates this Agreement pursuant to this Section 2.08, the provisions of the final paragraph of Section 2.01 shall govern the treatment of Seller Documents and third-party diligence reports.

5	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

ARTICLE III

CLOSING

Section 3.01. Closing Date. Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of Seller and Purchaser (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline. The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon in writing by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.

Section 3.02. Funding. Notwithstanding any provision contained in this Agreement, funding of the Transaction by Purchaser shall be contingent upon the delivery of the executed Transaction Documents, satisfaction of the conditions precedent set forth herein and in the other Transaction Documents, and confirmation by Purchaser’s counsel that it or the Title Company has possession of all Transaction Documents required by Purchaser.

Section 3.03. Possession. Possession of the Property, free and clear of all tenants or other parties in possession, except in accordance with the Lease, shall be delivered to Purchaser on the Closing Date.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01. Seller. Seller represents and warrants to, and covenants with, Purchaser as follows:

(a) Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the laws of its state of formation, and is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required. Seller has all requisite organizational authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Seller, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

6	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(c) No Other Agreements and Options. Except as disclosed in the Article IV Documents, no Seller Entity or the Property is subject to any lease, sublease, license, occupancy agreement, management agreement, operating agreement, booking agreement, membership agreement, suite-use agreement, sponsorship agreement or other agreement that grants any Person a right to use or occupy any portion of the Property or the Vertical Improvements, grants any Person an ownership, leasehold, lien or other interest therein, or could bind Purchaser or the Property after Closing, other than the Lease and the Permitted Encumbrances. Seller has delivered to Purchaser true, correct and complete copies of the existing Ground Lease, the Operations Lease, each Operator Agreement and booking agreement, and the representative documents relating to the Aikman Club and firepit suites. Except as disclosed in the Article IV Documents, no such agreement has been modified or waived, all Aikman Club memberships were sold pursuant to the form delivered to Purchaser without modification to the material membership terms, and no Person has any right to use an Aikman Club seat or firepit suite other than pursuant to the Article IV Documents.

(d) No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the certificate of formation or other organizational documents of Seller, (ii) to Seller’s Knowledge, result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which any Seller Entity is a party or by which any Seller Entity, the Property or any of the property of a Seller Entity are subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller or the Property, or (iv) to Seller’s Knowledge, violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Property. Without limiting the foregoing, to Seller’s Knowledge, consummation of the Transaction and execution and performance of the Lease will not violate the City Development Agreement, any Operator Agreement or any booking agreement, cause a default thereunder, reduce or impair any incentive payable thereunder, or impose upon Purchaser any development, construction, operating, funding, reporting, indemnity or other obligation of a Seller Entity.

(e) Compliance. To Seller’s Knowledge, each Seller Entity’s construction, ownership, use, occupancy and operation of the Property and the Vertical Improvements, and the condition thereof, comply in all material respects with (i) all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Property or any Seller Entity (collectively, the “Legal Requirements”), (ii) all restrictions, covenants and encumbrances of record affecting the Property, and (iii) the City Development Agreement, each Operator Agreement, each booking agreement, all insurance policies, licenses, permits, approvals and other agreements and conditions applicable to the Property, the Vertical Improvements or the ownership, construction, operation, use or possession thereof. No Seller Entity has received any written notice alleging that any Seller Entity, the Property, the Vertical Improvements, or the construction or operation of the Project is in violation of, or default under, any of the foregoing, or that any Operator Agreement or booking agreement has been breached or is in default, or that any entitlement to any incentive under the City Development Agreement has been impaired.

7	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(f) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 4.01(e), Seller, and to the best of Seller’s Knowledge, each of the Seller Entities is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g) Litigation. There is no legal, administrative, arbitration or other proceeding, claim, investigation or action pending or, to Seller’s Knowledge, threatened against any Seller Entity or affecting the Property, the Vertical Improvements, construction or operation of the Project, any incentive payable under the City Development Agreement, any Operator Agreement, any booking agreement, or any Seller Entity’s ability to execute, deliver or perform this Agreement or any other Transaction Document. No Seller Entity has received any written or oral notice of any threatened claim or dispute involving any of the foregoing.

(h) No Mechanic’s Liens or Encumbrances Covenant. Seller acknowledges that the filing of any mechanic’s or materialman’s lien(s) or other encumbrances against the Property may impair Purchaser’s title, financing, sale, leasing, and/or Purchaser’s other rights and duties relating to the Property. Accordingly, Seller represents, warrants and covenants to timely and properly satisfy all financial obligations entered into by Seller to ensure there are no liens or encumbrances on the Property relating to and/or arising from any amount owed by Seller for construction and improvements on the Property and the Vertical Improvements for materials, labor, architectural services, engineering services, consulting and/or any other debts and/or financial obligation arising from and/or related to the Project. Seller represents to Purchaser that other than what is disclosed in Schedule 4.01(h) attached hereto or the Title Commitment, Seller has received no written notice of delinquent accounts due and payable, no constitutional or statutory mechanics’ liens and no claim to a mechanics’ lien in favor of any materialman, laborer, architect, engineer, surveyor, consultant or any other person in connection with design, construction, labor, materials and/or services furnished to and/or performed in relation to construction of improvements on the Property or the Vertical Improvements, which will not have been fully paid for or bonded around by Seller on or before the Closing Date. Except as disclosed in Schedule 4.01(h) attached hereto or the Title Commitment, no Seller Entity is disputing, withholding or contesting any amount claimed to be due for labor, materials, equipment or services furnished in connection with the Project, and no Seller Entity has bonded around or otherwise provided security for any disputed payment or Lien arising out of the Project. Further, Seller represents, that to Seller’s Knowledge, there are no outstanding accounts payable or other rights sufficient to claim a constitutional or statutory mechanics’ lien in favor of any contractor, subcontractor, materialman, laborer, architect, engineer, surveyor, consultant or any other person in connection with labor, materials, or services furnished to and/or performed in relation to construction of improvements on any portion of the Property or the Vertical Improvements that will not be paid for in full or bonded around on or before the Closing Date, or which might provide a basis for the filing of a lien or encumbrance on or against the Property or any portion thereof. Other than what is disclosed in the Seller Documents and the ongoing performance of work related to the Vertical Improvements, no work has been performed or is in progress, and no materials have been supplied, with respect to the Property or the Vertical Improvements, and no agreements have been entered into for work to be performed or materials to be supplied with respect thereto prior to the date hereof, which will not have been fully paid for or bonded around on or before the Closing Date or which might provide the basis for the filing of liens against the Property or any portion thereof. Further, notwithstanding that any applicable construction agreement may have been entered into by another Seller Entity, Seller covenants that it shall be solely responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise as a result of agreements entered into by any Seller Entity for work performed on, or materials supplied to, the Property or the Vertical Improvements. If any mechanics’ lien, materialmen’s lien, constitutional lien or other construction-related Lien is filed before Closing, Seller shall, on or before Closing, cause the same to be paid, released, discharged or bonded around in a manner satisfactory to Purchaser and the Title Company and sufficient to remove the Lien as an exception from the Title Policy. Seller’s obligation under this sentence shall not be subject to any notice or cure period.

FINANCIAL CAPACITY AND PAYMENT COVENANT. Seller represents, warrants, and covenants that: (a) Seller and its applicable Affiliates presently possess, and shall at all times during the construction of any improvements on the Property and/or on the Vertical Improvements, maintain sufficient financial resources to timely pay all costs associated with the design, permitting, financing, construction, protection and completion of such improvements; (b) Seller and its applicable Affiliates have established and shall maintain throughout construction a budget reasonably sufficient to fully fund all labor, materials, equipment, professional services, financing costs, protection and other expenses associated with improvements on the Property and the Vertical Improvements; (c) Seller shall not authorize, approve, incur, or permit any change orders, cost overruns, scope increases, budget modifications, or other obligations that may ever impair Seller’s or its applicable Affiliates’ ability to timely pay all persons furnishing labor, materials, equipment, financing, protection, repairs, maintenance or other services with respect to the Property or the Vertical Improvements; and (d) Seller and its applicable Affiliates have obtained, or will obtain financing and/or capital sufficient to satisfy all obligations relating to the improvements on the Property and the Vertical Improvements, and Seller and its applicable Affiliates shall remain financially capable of satisfying all obligations owed to any contractor, subcontractor, supplier, materialman, vendor, laborer, consultant, lender, architect, engineer, surveyor and/or other party furnishing labor, materials, financing, equipment, or services of any kind with respect to the Property and/or the Vertical Improvements.

8	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

If at any time prior to Closing Purchaser reasonably believes that Seller has failed, or may fail, to timely pay any person or entity furnishing labor, materials, equipment, financing, or services relating to the Property or the Vertical Improvements, or if Purchaser reasonably believes that Seller’s financial condition may impair Seller’s ability to satisfy its obligations relating to the Property or the Vertical Improvements, Purchaser may request reasonable evidence of Seller’s payment history, financial capacity, and ability to satisfy its present and future obligations. Such information may include, without limitation, financial statements, bank statements, construction budgets, sources-and-uses statements, lender commitments, construction schedules, draw schedules, lien waivers, sworn statements, invoices, payment applications, proof of payment, lien releases, contractor and subcontractor payment reports, and such other documentation as Purchaser may reasonably request. Seller shall provide such documentation within five (5) business days upon receipt of Purchaser’s request. Purchaser shall have no duty to review, verify, monitor, or investigate Seller’s financial condition, and Purchaser’s receipt, review, or failure to request such information shall not waive any right or remedy of Purchaser or create any liability or obligation on the part of Purchaser.

Construction funding and lien indemnity

SELLER SHALL DEFEND (WITH COUNSEL REASONABLY ACCEPTABLE TO PURCHASER), INDEMNIFY, AND HOLD HARMLESS PURCHASER AND THE PURCHASER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LIENS, ENCUMBRANCES, LIABILITIES, DAMAGES, LOSSES, JUDGMENTS, PENALTIES, COSTS, EXPENSES, SETTLEMENTS, DIMINUTION IN VALUE, IMPAIRMENT OF TITLE, DELAYS, AND ATTORNEYS’ FEES, CONSULTANT, EXPERT, AND PROFESSIONAL FEES AND COSTS ARISING OUT OF OR RELATING TO:

(i)	the filing, assertion, perfection, recording, enforcement, attempted enforcement, foreclosure, or threatened foreclosure of any mechanic’s lien, materialman’s lien, constitutional lien, statutory lien, lis pendens, financing-related claim, security interest, UCC filing, judgment lien, or other claim or encumbrance arising from or relating to the Property, the Project, or any work performed thereon;

(ii)	Seller’s failure, or the failure of any contractor, subcontractor, supplier, laborer, architect, engineer, consultant, lender, vendor, materialman, or other person or entity claiming by, through, or under Seller, to timely pay any obligation relating to the design, permitting, financing, construction, improvement AND design OF improvements to the property and the vertical improvements and/or services arising therefrom;

(iii)	Seller’s breach of any representation, warranty, covenant, or agreement contained in this Agreement regarding Seller’s financial condition, financial capacity, construction funding, maintenance of adequate funding, ability to satisfy construction costs, ability to satisfy financing obligations, payment of project obligations, or ability to complete the improvements to the property and vertical improvements free of Claims;

(iv)	any cost overrun, budget shortfall, change order, scope increase, financing deficiency, or other circumstance that impairs or could reasonably be expected to impair Seller’s ability to timely pay persons or entities furnishing labor, materials, equipment, financing, design, consulting or other services relating to improvements on the Property or the vertical improvements; and

9	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(v)	any default, alleged default, acceleration, workout demand, foreclosure threat, enforcement action, or claim asserted by any contractor, subcontractor, architect, engineer, consultant, lender or financing source arising from design, construction and/or financing obtained by Seller in connection with improvements on the Property or the vertical improvements.

THE ABOVE DUTY TO DEFEND SHALL ARISE IMMEDIATELY UPON THE ASSERTION OF ANY CLAIM DESCRIBED IN THIS SECTION AND SHALL BE INDEPENDENT OF SELLER’S DUTY TO INDEMNIFY.

IF SELLER FAILS TO TIMELY DISCHARGE, RELEASE, REMOVE, OR BOND AROUND ANY SUCH CLAIM, PURCHASER MAY, WITHOUT FURTHER NOTICE AND WITHOUT ANY OBLIGATION TO DO SO, PAY, SETTLE, COMPROMISE, DEFEND AGAINST, DISCHARGE, RELEASE, OR BOND AROUND SUCH CLAIM ON SELLER’S BEHALF, AND SELLER SHALL IMMEDIATELY REIMBURSE PURCHASER FOR ALL SUMS PAID OR INCURRED IN CONNECTION THEREWITH, INCLUDING ALL ATTORNEYS’ FEES, CONSULTANT FEES, EXPERT FEES, TITLE COMPANY CHARGES, BOND PREMIUMS, COURT COSTS, SETTLEMENT AMOUNTS, FINANCING COSTS, CARRYING COSTS, AND ALL OTHER RELATED EXPENSES, TOGETHER WITH INTEREST AT THE MAXIMUM RATE PERMITTED BY TEXAS LAW FROM THE DATE INCURRED UNTIL PAID IN FULL.

ANY ACTION TAKEN BY PURCHASER UNDER THIS SECTION SHALL NOT CONSTITUTE AN ADMISSION REGARDING THE VALIDITY OF ANY CLAIM AND SHALL NOT WAIVE OR IMPAIR ANY RIGHT OR REMEDY OF PURCHASER AGAINST SELLER. THE RIGHTS AND REMEDIES PROVIDED IN THIS SECTION ARE CUMULATIVE AND IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES AVAILABLE AT LAW, IN EQUITY, OR UNDER THIS AGREEMENT.

(i) City Development Agreement. Seller has delivered to Purchaser true, correct and complete copies of the City Development Agreement and all amendments, exhibits, schedules, addenda, consents, approvals, side letters and waivers relating thereto. Except as disclosed in the Seller Documents, such documents constitute the entire agreement among the City Parties and the applicable Seller Entities concerning the Project and the grants, contributions, reimbursements, rebates and other incentives relating thereto. The City Development Agreement is valid and in full force and effect, no default or event that, with notice, passage of time or both, would constitute a default exists thereunder, and no City Party has asserted or threatened any default, offset, reduction, suspension, recapture, clawback, reimbursement obligation or other claim relating thereto or to any incentive payable thereunder.

10	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(j) Condemnation. Seller has received no actual written notice that condemnation or eminent domain proceedings affecting the Property have been commenced or, to the best of Seller’s Knowledge, are contemplated.

(k) Licenses and Permits. Seller possesses, and upon Closing, Seller will possess, all required licenses, permits and other authorizations, both governmental and private, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit the continued construction and, upon completion, operation of the Project.

(l) Intellectual Property. Seller possesses, and upon Closing, Seller will possess and have the right to use all intellectual property, licenses and other rights as are material and necessary for the operation of the Project.

(m) Environmental.

(i) To Seller’s Knowledge, neither the Property nor the Vertical Improvements are in violation of any Hazardous Materials Law. The inclusion of any matter in any environmental report delivered to Purchaser shall not limit or qualify this representation.

(ii) No Seller Entity has received any written or oral notice or other communication from any Person, including any Governmental Authority, relating to Hazardous Materials, USTs, remediation, possible liability under any Hazardous Materials Law, other environmental conditions affecting the Property, or any actual or potential administrative or judicial proceeding relating to any of the foregoing.

(n) Financial Statements. The financial statements concerning the Seller Entities delivered by or on behalf of Seller to Purchaser are true, correct and complete in all material respects, and no material adverse change has occurred with respect to such financial statements, since the date such financial statements were prepared or delivered to Purchaser. Seller understands that Purchaser is relying upon such financial statements and Seller represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

(o) Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Seller, Sunset at McKinney, or Guarantor.

(p) Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Seller shall use commercially reasonable efforts to satisfy all conditions set forth in Section 5.01 of this Agreement on or prior to the Closing Date.

(q) No Bankruptcy Petition. Seller hereby agrees that it shall not institute against, or join any other Person in instituting against, Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law. The provisions of this Section shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, the provisions of this Section shall in no way limit any other rights Seller may have with respect to this Agreement, either at law or in equity.

11	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(r) State Bulk Sales Statutes. Seller represents and warrants to Purchaser that no bulk sales statutes promulgated by any Governmental Authority (“Bulk Sales Statutes”) apply as a result of the sale of the Property. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all losses, costs, damages, expenses (including without limitation, court costs and reasonable attorney’s fees) and liabilities which may be sustained or incurred by Purchaser, and/or any and all claims, demands, suits, proceedings and causes of action which may be brought or raised against Seller or Purchaser, as a result of or arising from (i) any claim that Purchaser has any liability or obligations under the Bulk Sales Statutes (including without limitation, any tax obligations or liabilities (or interest or penalties connected therewith) of Seller) by reason of the transactions provided for herein; or (ii) the failure of Purchaser to withhold any of Seller’s unpaid tax obligations, liabilities, interest or penalties thereon from the Purchase Price or otherwise as required under any Bulk Sales Statutes.

(s) Incentive Rights. Except as disclosed in Schedule 4.01(s), no grant, contribution, reimbursement, rebate or other incentive payable under the City Development Agreement has been assigned, pledged or encumbered.

All representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Seller herein, shall survive the Closing Date for a period of one (1) year. Notwithstanding the foregoing, the representations and warranties of Seller set forth hereinabove that shall be deemed to have been made again at and as of the Closing Date and that survive the Closing Date for a period of one (1) year (the “Bring-Down”) shall be deemed modified to the extent of any information actually known to Purchaser as of the Closing Date, including any information disclosed in, or that is reasonably apparent from, (a) the Article IV Documents, the Seller Documents, and any other document, report, or information made available to Purchaser in connection with Purchaser’s due diligence investigation of the Property, including any site visits made by Purchaser or its agents and representatives, or otherwise, (b) any Seller Update Notice (as hereinafter defined) delivered by Seller to Purchaser prior to the Closing Date, and (c) any publicly available information.

Notwithstanding the foregoing, if after the Effective Date and prior to Closing, Seller becomes aware of any fact, event or circumstance that would cause any representation or warranty of Seller set forth in this Section 4.01 to be inaccurate in any material respect as of the Closing Date, Seller shall promptly deliver written notice thereof to Purchaser (each, a “Seller Update Notice”). Upon delivery of a Seller Update Notice, Seller shall have five (5) Business Days (or such longer period as the parties may agree in writing) to cure the matter disclosed therein so that the applicable representation or warranty is accurate in all material respects as of the Closing Date (the “Cure Period”). If Seller cures the matter within the Cure Period, the applicable representation or warranty shall be deemed satisfied for purposes of the Bring-Down at Closing and Purchaser shall have no claim with respect to the matter so cured. If Seller fails to cure the matter within the Cure Period, Purchaser shall have the right, as its sole remedy with respect to the matter disclosed in the Seller Update Notice, to terminate this Agreement by delivering written notice to Seller within five (5) Business Days after expiration of the Cure Period, in which event the Earnest Money and the reasonable and verified out-of-pocket costs and expenses described under Section 6.02(a) shall be refunded to Purchaser, and neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. If Purchaser does not timely terminate this Agreement following expiration of the Cure Period, Purchaser shall be deemed to have waived any claim for breach of the applicable representation or warranty to the extent of the matter disclosed in the Seller Update Notice, and the applicable representation or warranty shall be deemed modified to reflect the disclosure contained in the Seller Update Notice for purposes of the Bring-Down at Closing. Notwithstanding anything to the contrary in this paragraph, the Closing Date shall not be extended by reason of any Seller Update Notice, Cure Period or Purchaser response period under this paragraph. Nothing in this paragraph shall relieve Seller of liability for any representation or warranty that was false when originally made as of the Effective Date or for any breach caused by Seller’s intentional act or omission.

12	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 4.02. Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows, to Purchaser’s current actual knowledge:

(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite organizational authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) Litigation. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser before any Governmental Authority that would materially impair Purchaser’s ability to execute and perform this Agreement or consummate the Transaction.

(d) Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in Section 5.02 of this Agreement on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing for a period of one (1) year.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01. Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:

(a) Seller, Sunset at McKinney, and Guarantor, as appropriate, shall have delivered to Purchaser or the Title Company, as applicable, the following items:

(i) The Deed;

(ii) Such documents evidencing the legal status and good standing of Seller, Sunset at McKinney, and Guarantor that may be required by the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;

13	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(iii) Fully executed originals of (A) the Lease, together with a fully executed original of a memorandum thereof for the Property (the “Memorandum of Lease”), which shall be substantially in the form attached as an exhibit to the Lease, and (B) an Assignment of Warranties in the form of Exhibit E attached hereto, or if not assignable, evidence satisfactory to Purchaser that it will receive coverage or protection acceptable to Purchaser for the matters covered by such warranties, in either case, to the extent required by Purchaser (the “Assignment of Warranties”), and (C) all of the other Transaction Documents, including without limitation, the Guaranty;

(iv) Certificates evidencing the insurance coverage, limits and policies to be carried by Seller as lessee under and pursuant to the terms of the Lease, on the forms and containing the information required by Purchaser, as landlord, pursuant to the Lease (“Lease Proof of Insurance”);

(v) A certificate of an officer, manager or general partner, as applicable, of each of Seller, Sunset at McKinney and Guarantor, together with copies of each entity’s (A) articles of organization or certificate of formation, as applicable, amended to date; (B) operating agreement, bylaws or partnership agreement, as applicable, amended to date; (C) resolutions authorizing the Transaction and the execution of this Agreement and the other Transaction Documents, and identifying the Person(s) authorized to execute this Agreement and the other Transaction Documents; and (D) original certificates of good standing or similar documents from the states in which each entity was organized or formed, and original certificates of qualification or similar documents from the state where the Property is located;

(vi) A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit D (“Non-Foreign Seller Certificate”);

(vii) Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(viii) To the extent not previously provided, the most recent financial statements available for Seller, Sunset at McKinney, and Guarantor; and

(ix) A fully executed termination of the existing Ground Lease, effective as of Closing, in form and substance satisfactory to Purchaser;

(x) All documents required to be delivered by this Agreement and the other Transaction Documents and as may otherwise be reasonably required in order to fully and legally close this Transaction.

(b) Purchaser shall have received the Title Commitment and the Title Company’s irrevocable commitment to insure title by means of the Title Policy.

(c) No material adverse change shall have occurred with respect to the Property, the Vertical Improvements, construction or operation of the Project, the current or prospective financial condition of Seller, Sunset at McKinney or Guarantor, the availability of any material Project financing, or the grants, contributions, reimbursements, rebates and other incentives payable under the City Development Agreement.

(d) All representations and warranties of Seller set forth herein shall have been true and correct in all material respects when made, and all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Purchaser.

14	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(e) No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document, or any other agreements between or among Purchaser, Seller, Sunset at McKinney, or Guarantor.

(f) Seller and Sunset at McKinney shall have caused (i) the existing Ground Lease to be terminated effective as of Closing, (ii) the Operations Lease or applicable Operator Agreement to be amended and restated as a sublease subordinate to the Lease, in form and substance satisfactory to Purchaser, and (iii) all other leases, subleases, licenses, occupancy agreements and other documents affecting the Property or the Vertical Improvements to be terminated, subordinated or expressly approved in writing by Purchaser. No termination or subordination shall be required for Aikman Club memberships, firepit-suite rights or sponsorship rights that are disclosed in the Seller Documents.

(g) Purchaser shall have received evidence reasonably satisfactory to Purchaser that (i) Seller has received all material permits and approvals currently required under Legal Requirements to continue construction of the improvements on the Property and the Vertical Improvements as of the Closing Date (it being understood that permits and approvals required solely for the future operation of the completed Project shall not be a condition to Closing), and (ii) all material governmental and third-party consents and approvals required as of the Closing Date for consummation of the Transaction, execution and performance of the Lease, ownership of the Vertical Improvements by a Seller Entity, and execution and performance of the City Recognition Agreement have been obtained and remain in full force and effect. For purposes of this condition, “evidence” means copies of the applicable permits, approvals or consents to the extent in Seller’s possession or reasonably obtainable, or if not in Seller’s possession or reasonably obtainable, a written confirmation from Seller that, to Seller’s Knowledge, the applicable permits, approvals or consents have been obtained and remain in full force and effect.

(h) Purchaser has received and approved the final Amended and Restated Development Agreement and all agreements, schedules, exhibits, consents and approvals relating thereto or to any grants, contributions, reimbursements, rebates or other incentives affecting the Property or the Project, including confirmation satisfactory to Purchaser that the Transaction and Lease are authorized, Purchaser does not assume any obligation under the City Development Agreement, the City Parties’ rights do not prime or impair Purchaser’s fee title or rights under the Lease, and the ownership of the Vertical Improvements, Operator structure and incentive recipients are correctly identified.

(i) The Title Company shall have irrevocably committed to issue the Title Policy to Purchaser at Closing, insuring Purchaser’s fee simple title to the Property, subject only to the Permitted Encumbrances and the Lease. As a condition to the foregoing, (i) the MEDC Note shall have been amended, modified or otherwise addressed pursuant to the Amended and Restated Development Agreement and the related closing documents in a manner approved by Purchaser; (ii) the MEDC Deed of Trust and all other collateral securing the MEDC Note shall have been amended so that they encumber only the Tenant Interest, consisting collectively of Seller’s leasehold estate under the Ground Lease Agreement and Seller’s fee simple ownership interest in the Vertical Improvements, which interests shall be encumbered together and not separately; and (iii) no lien, security interest, collateral assignment or other collateral arrangement in favor of MEDC shall encumber, or permit any foreclosure, transfer or other remedy that could terminate, subordinate, prime or impair, the Property, Purchaser’s fee estate, the Horizontal Improvements, Purchaser’s reversionary interest, the Ground Lease Agreement or Purchaser’s rights and remedies thereunder.

15	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(j) Purchaser has received evidence satisfactory to Purchaser that the City Parties and all applicable Seller Entities have executed and delivered the Consent, Recognition, Estoppel and Nondisturbance Agreement dated as of the Closing Date in form and substance satisfactory to Purchaser (the “City Recognition Agreement”), together with all agreements, instruments and documents expressly contemplated by the City Recognition Agreement or required in connection with the amendment, modification, replacement, restructuring, enforcement or collateralization of the MEDC Note and the MEDC Deed of Trust, including any amendment, replacement or restatement of the MEDC Deed of Trust, any collateral assignment of rents, security agreement, escrow agreement, assignment in lieu of leasehold foreclosure, assignment of guaranties, or other collateral, enforcement or credit support document relating to the MEDC Note (collectively, the “City Collateral Documents”), each in form and substance satisfactory to Purchaser, that the City Recognition Agreement and the City Collateral Documents are in full force and effect, and that the Title Company is irrevocably authorized to record all recordable portions thereof concurrently with the Deed and Memorandum of Lease.

(k) Seller shall have caused a licensed Texas surveyor to prepare a legal description of the Vertical Improvements in a manner sufficient under Texas law to sever the Vertical Improvements from the Land and the Horizontal Improvements, and such legal description shall have been approved by Purchaser, the Title Company, and all applicable Governmental Authorities, if required, and incorporated into the Deed, the Lease, and the Memorandum of Lease as appropriate.

Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 5.02. Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:

(a) Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;

(b) Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents, including without limitation, the Lease, together with the Memorandum of Lease and the Assignment of Warranties;

(c) Purchaser and Seller shall have approved the Title Company settlement statements that reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(d) Purchaser shall have delivered to Seller and/or the Title Company such other documents as may reasonably be required in order to fully and legally close this Transaction; and

(e) All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time.

16	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

ARTICLE VI

DEFAULTS; REMEDIES

Section 6.01. Default. Each of the following shall be deemed an event of default (each, an “Event of Default”):

(a) If any representation or warranty of Seller or Purchaser set forth in this Agreement or any other Transaction Document is false in any material respect or if Seller or Purchaser renders any false statement relating thereto;

(b) If Seller or Purchaser fails to perform any of its material obligations under this Agreement and such failure continues for five (5) Business Days after written notice thereof; provided, however, that a failure to consummate the Closing when required shall be subject to a cure period of two (2) Business Days after written notice thereof in lieu of the foregoing five (5) Business Day period; or

(c) If any Insolvency Event shall occur with respect to any Seller Entity or Purchaser.

Section 6.02. Remedies. Upon any Event of Default, the non-defaulting party shall be entitled to exercise, at its option and as its sole and exclusive remedy, one of the following remedies:

(a) The non-defaulting party may terminate this Agreement by giving written notice to the defaulting party and recover from the defaulting party all reasonable and verified out-of-pocket costs and expenses incurred by the non-defaulting party hereunder (including without limitation, the Transaction Costs, any other due diligence costs, and the reasonable and verified fees and costs of legal counsel or other advisors), not to exceed, in the aggregate, $250,000.00, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination;

(b) The non-defaulting party may waive the Event of Default and proceed with the Closing; or

(c) If the non-defaulting party is Purchaser, then notwithstanding the foregoing, if Seller defaults in its obligation to consummate the Closing after satisfaction or waiver of all conditions precedent applicable to Purchaser, Purchaser shall have the right to seek specific performance of Seller’s obligations under this Agreement, together with recovery of its reasonable attorneys’ fees and costs arising out of, or related to, its enforcement of specific performance. The foregoing shall not require Seller to pay any attorneys’ fees or costs incurred in connection with the negotiation, documentation, due diligence, financing, underwriting, title review, survey review, or closing of the transaction contemplated by this Agreement (except as otherwise expressly set forth herein). Seller shall be responsible only for Purchaser’s reasonable and documented attorneys’ fees and court costs incurred directly and solely in connection with obtaining and enforcing an order of specific performance.

The remedies set forth in this Section shall not limit any right or remedy arising from an obligation or indemnity expressly stated to survive termination of this Agreement.

17	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

ARTICLE VII

MISCELLANEOUS

Section 7.01. Transaction Characterization.

(a) The parties intend that (i) all components of the Transaction shall be considered a single integrated transaction and shall not be severable; and (ii) the Lease shall constitute a lease of all, but not less than all, of the Property.

(b) The parties intend that the conveyance of the Property to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the Deed, Seller will have no legal or equitable interest or any other claim or interest in the Property, other than the interests set forth in the Lease. The parties also intend for the Lease to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease are those of a true lease. Notwithstanding the existence of the Lease, neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Property by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Property by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c) Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 7.01.

Section 7.02. Risk of Loss.

(a) Condemnation. If, prior to Closing, action is initiated to take the Property, the Vertical Improvements or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price; provided, however, that the treatment of any portion of such award attributable to the Vertical Improvements shall be governed by the Lease and the other applicable Transaction Documents.

(b) Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property or the Vertical Improvements by fire, storm, accident, or any other casualty or cause prior to Closing. If the Property, the Vertical Improvements, or any part thereof suffers any damage prior to Closing from fire or other casualty, which Seller, at its sole option, does not elect to fully repair, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination, or (ii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Property, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing. The treatment of insurance proceeds attributable to the Vertical Improvements shall be governed by the Lease and the other Transaction Documents. From and after Closing, casualty and the application of insurance proceeds shall be governed by the Lease and the other applicable Transaction Documents.

18	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

(c) Construction Insurance and Bonding. Seller agrees and expressly covenants that Seller shall cause Purchaser to be added as an additional insured under all of Seller’s insurance policies. Within thirty (30) days after the Effective Date, Seller shall cause the general contractor for the Project (the “Prime Contractor”) to execute and deliver a conditional assignment of the general construction contract for the Project (the “General Contract”) in form and substance reasonably acceptable to Purchaser and MEDC (the “Conditional Assignment”); provided, however, that (i) any such Conditional Assignment or acknowledgement shall be expressly subject to, and subordinate to, the ARDA, the City Recognition Agreement, and all applicable City Collateral Documents; (ii) no such instrument shall be effective to transfer, pledge, encumber or impair any City Party’s rights in any project contracts, revenues, proceeds, or related collateral; (iii) any such instrument shall become operative only upon Purchaser’s express written assumption and only to the extent the General Contract is legally assignable and all required consents, including any required City Party and MEDC consents have been obtained; and (iv) Seller shall not deliver any such instrument to the Prime Contractor or Purchaser until Seller has confirmed in writing that all required consents under the ARDA, the City Recognition Agreement and the City Collateral Documents have been obtained. Purchaser and Seller shall cooperate in good faith to negotiate the Conditional Assignment with the Prime Contractor; provided, however, that obtaining the fully executed Conditional Assignment shall remain Seller’s obligation. Within thirty (30) days after the Effective Date, Seller shall cause Purchaser to be named as an obligee/co-obligee under all construction payment and performance bonds and shall cause all such construction payment and performance bonds to be filed of record in Collin County, Texas in conformance with the Texas Property Code. Seller’s obligations under this Section 7.02(c) shall survive the Closing until fully performed. Notwithstanding any other provision of this Agreement, Purchaser’s rights under the Conditional Assignment and the General Contract shall be subject in all respects to the restrictions set forth in the City Recognition Agreement, including, without limitation the requirement that Purchaser deliver a written Construction Election (as defined in the City Recognition Agreement), before exercising any right under the Conditional Assignment to assume, direct, take over or complete construction of the Project under the General Contract. The foregoing restriction applies continuously from the date of any notice of Owner Default or Event of Default (each as defined in the City Recognition Agreement) through the expiration of all applicable cure periods, any Trigger Event, the duration of the Guarantor Cure Period and the duration of any Standstill Period (each as defined in the City Recognition Agreement). In the event of any conflict between this Agreement and the City Recognition Agreement with respect to Purchaser’s rights under the Conditional Assignment or the General Contract, the City Recognition Agreement shall control. The City Parties and MEDC are express third-party beneficiaries of the covenants and obligations of Purchaser set forth in Section 7.02(c), and shall have the right to directly enforce such provisions against Purchaser to the extent necessary to protect their rights under the City Recognition Agreement, the Amended MEDC Deed of Trust, the ARDA and any Development Document.

(d) Maintenance of the Property and Insurance. From the Effective Date until Closing, Seller shall continue to maintain, or cause the applicable Seller Entity to maintain, the Property and the Vertical Improvements in good condition and repair, ordinary construction activities and casualty excepted, and shall continue to maintain, or cause to be maintained, all insurance covering the Property and the Vertical Improvements in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.

(e) Third-Party Beneficiary. Purchaser’s rights as a third-party beneficiary of the General Contract shall be as set forth in the Conditional Assignment. Purchaser shall not be deemed to assume, undertake or become liable for any duty, obligation, indebtedness, liability, default, payment obligation or other responsibility of Seller under the General Contract unless and until expressly assumed by Purchaser in a separate written instrument executed by Purchaser.

19	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 7.03. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) email transmission, or (d) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) receipt of confirmation of email, if delivered by email, or (iv) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or email addresses, as applicable) specified below:

If to Seller:	Sunset Ground at McKinney LLC 1755 Telstar Drive, Suite 501 Colorado Springs, CO 80920 Attention: General Counsel Email: ***

If to Purchaser:	STORE Capital Acquisitions, LLC 8377 E. Hartford Drive, Suite 100 Scottsdale, AZ 85255 Attention: Carla Thoman Email: ***

With a copy to:	Womble Bond Dickinson (US) LLP 201 East Washington Street, Suite 1200 Phoenix, Arizona 85004 Attention: John Rawicz, Esq. Email: ***, with copies to ***

or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 7.04. Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time to an Affiliate of Purchaser. Upon any unconditional assignment of Purchaser’s entire right and interest hereunder to an Affiliate of Purchaser, Purchaser shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Purchaser contained herein. Seller shall not, nor shall Seller permit any Seller Entity to do any of the following without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion: sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Property, the Vertical Improvements, any of Seller’s rights under this Agreement or any interest in Seller, or any direct or indirect ownership interest in Seller Entity, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise. Notwithstanding the foregoing, no consent by Purchaser under this Section 7.04 shall authorize any transfer, encumbrance, or assignment that is prohibited by or requires an unobtained consent under the ARDA, the City Recognition Agreement, or any City Collateral Document, and all required City Party and MEDC consents shall remain necessary and shall not be satisfied by Purchaser’s consent alone.

20	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 7.05. Indemnity.

(a) SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER AND ITS AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, MANAGERS, MEMBERS, EMPLOYEES, REPRESENTATIVES, SUCCESSORS AND ASSIGNS, AS APPLICABLE (COLLECTIVELY, THE “PURCHASER INDEMNIFIED PARTIES”), FROM AND AGAINST ANY AND ALL LOSSES OF ANY NATURE ARISING FROM OR CONNECTED WITH (I) BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT, AND (II) THE NEGLIGENT ACTS OR WILLFUL MISCONDUCT OF ANY SELLER ENTITY IN CONNECTION WITH THE OWNERSHIP, CONSTRUCTION AND OPERATION OF THE PROPERTY AND THE VERTICAL IMPROVEMENTS PRIOR TO THE CLOSING DATE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER’S INDEMNITY UNDER CLAUSE (I) SHALL INCLUDE ANY LOSSES ARISING FROM (A) ANY REPRESENTATION OR WARRANTY SET FORTH IN SECTION 4.01(N) BEING FALSE, AND (B) ANY CONSTRUCTION-RELATED LIEN OR ANY FAILURE OF A SELLER ENTITY TO PAY COSTS INCURRED FOR THE DESIGN, DEVELOPMENT OR CONSTRUCTION OF IMPROVEMENTS ON THE PROPERTY OR THE VERTICAL IMPROVEMENTS. SELLER SHALL NOT BE LIABLE UNDER THIS SECTION 7.05(A) FOR ANY LIABILITY OR OBLIGATION ARISING FROM OR RELATING TO ANY CONTRACT ENTERED INTO BY A SELLER ENTITY TO THE EXTENT SUCH LIABILITY OR OBLIGATION IS EXPRESSLY ASSUMED BY PURCHASER IN WRITING OR IS THE OBLIGATION OF SELLER UNDER THE LEASE. WITHOUT LIMITING THE FOREGOING, SELLER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE PURCHASER INDEMNIFIED PARTIES FROM AND AGAINST ANY LOSSES ARISING FROM DEFECTS IN THE DESIGN OR CONSTRUCTION OF THE PROJECT OR FROM ANY CLAIM BY A CONTRACTOR, SUBCONTRACTOR, ARCHITECT, ENGINEER, CONSULTANT OR FINANCING SOURCE RELATING TO THE DESIGN, CONSTRUCTION OR FINANCING OF THE PROJECT AND NOT EXPRESSLY ASSUMED BY PURCHASER IN WRITING OR REQUIRED TO BE BORNE BY SELLER UNDER THE LEASE. The obligations under this Section 7.05(a) shall survive Closing for a period of one (1) year; provided, however, that the foregoing survival period shall not apply to claims arising from construction-related Liens, mechanics’ liens, environmental matters or the City Development Agreement, which shall survive Closing without regard to such one-year limitation.

(b) Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against Losses arising from (i) the gross negligence or willful misconduct of Purchaser in connection with this Agreement, and (ii) the matters for which Purchaser is expressly required to indemnify Seller under Section 2.07. The obligations under this Section 7.05(b) shall survive Closing or termination of this Agreement.

21	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 7.06. Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.

Section 7.07. Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.08. Disclosures. Except as expressly set forth in Sections 7.07 and 7.16, this Section 7.08, as required by law or judicial action, and for disclosures to the City Parties as required to obtain approval of the transaction contemplated by this Agreement pursuant to the City Development Agreement, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. Purchaser may disclose information concerning the Transaction to its Affiliates, prospective lenders, investors, rating agencies, servicers and professional advisers, in each case on a confidential basis or subject to customary confidentiality obligations.

Section 7.09. Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.10. Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which the Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.11. Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.12. Limitation on Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Lease, that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of either party with respect to any of the terms, covenants and conditions of this Agreement, (b) each party waives all claims, demands and causes of action against the other party’s directors, officers, managers, members, employees and agents in the event of any breach by such other party of any of the terms, covenants and conditions of this Agreement, (c) each party shall look solely to the assets of the other party for the satisfaction of each and every remedy in the event of any breach of any of the terms, covenants and conditions of this Agreement, such exculpation of liability to be absolute and without any exception whatsoever, and (d) neither party shall be liable to the other for any punitive, consequential, special, or indirect damages; provided, however, that the foregoing waiver of consequential, special and indirect damages shall not limit the scope of any indemnity or defense obligation under this Agreement. Notwithstanding the foregoing, no limitation or waiver contained in this Section shall apply to (i) fraud, intentional misrepresentation, gross negligence or willful misconduct or (ii) attorneys’ fees and costs recoverable under this Agreement. The parties hereto agree that this Section shall not be used to limit or waive a claim arising between the parties from the terms of the Ground Lease Agreement.

22	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 7.13. Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 7.14. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.15. Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 7.16. Securitizations and Other Transactions. Subject to Section 7.08, as a material inducement to Purchaser’s willingness to complete the transactions contemplated by this Agreement and the other Transaction Documents, Seller hereby acknowledges and agrees that Purchaser may, from time to time and at any time, (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other laws: (i) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of the Property, the Lease or any other Transaction Document, Purchaser’s right, title and interest in the Property, the Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing, or (ii) a securitization and related transactions. Seller agrees to use all reasonable efforts and to cooperate fully with Purchaser with respect to all reasonable requests of Purchaser relating to the foregoing, which includes without limitation, with respect to the activities described in subsection (b) providing reasonable financial information, financial and other data, and other information and materials which would customarily be required by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to any of the foregoing. The provisions of this Section 7.16 shall survive the Closing. Notwithstanding the foregoing, any sale, assignment, grant, transfer, conveyance, financing, refinancing, participation, or securitization by Purchaser shall not impair, prime or otherwise adversely affect the City Parties’ rights under the Amended and Restated Development Agreement, the City Recognition Agreement, or any City Collateral Document.

Section 7.17. Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

Compliance with City Development Documents. Notwithstanding anything to the contrary in this Agreement, no assignment, transfer, collateral assignment, pledge, encumbrance, delegation or other disposition contemplated by this Agreement shall be made or become effective to the extent it conflicts with or requires an unobtained consent expressly required under the City Recognition Agreement. Any rights of the City Parties or MEDC with respect to the matters contemplated by this Agreement shall be subject to the allocations, limitations and protections expressly set forth in the City Recognition Agreement. Seller shall obtain all approvals and consents expressly required thereunder before effectuating any such transaction.

23	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

Section 7.18. Entire Agreement. THIS AGREEMENT AND ALL OTHER TRANSACTION DOCUMENTS, AND ALL OTHER CERTIFICATES, INSTRUMENTS OR AGREEMENTS TO BE DELIVERED HEREUNDER AND THEREUNDER CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND THERE ARE NO OTHER REPRESENTATIONS, WARRANTIES OR AGREEMENTS, WRITTEN OR ORAL, BETWEEN SELLER AND PURCHASER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent and any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller. The provisions of this Section shall survive the Closing.

Section 7.19. Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Texas.

Section 7.20. Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the state in which the Property is located, without giving effect to any state’s conflict of laws principles.

Section 7.21. Survival. Except for the conditions of Closing set forth in Article V, which shall be satisfied or waived in writing as of the Closing Date, the representations, warranties, agreements, obligations and indemnities of Seller and Purchaser shall survive Closing for the periods expressly provided in this Agreement. If no period is expressly stated, the applicable agreement, obligation or indemnity shall survive until fully performed or otherwise discharged in accordance with its terms.

Section 7.22. Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. SELLER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM PURCHASER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of a fully executed copy of this Agreement via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Agreement for all purposes.

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24	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ Lori Markson
Name:	Lori Markson
Title:	Executive Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SELLER:

SUNSET GROUND AT MCKINNEY LLC, a Colorado limited liability company

By:	Notes Live Real Estate, LLC, its Manager
By:	Venu Holding Corporation

By:	/s/ JW Roth
Name:	J.W. Roth
Title:	Chairman and CEO

Exhibits:

A:	Defined Terms
B:	Property Address / Legal Description of the Land
C:	Ground Lease Agreement
D:	Non-Foreign Seller Certificate
E:	Assignment of Warranties

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Article IV Documents” shall mean any of the following documents:

a.	Amended and Restated Development Agreement dated October 19, 2026
b.	Ground Lease dated April 21, 2026
c.	Operations Lease dated April 21, 2026
d.	Fidelity Title Policy and associated recorded documents issued in connect with this transaction
e.	Phase 1 Report dated August 11, 2026, issued by Certerra South, LLC.
f.	Survey dated October 19, 2026
g.	Aikman Club Agreement in form and substance materially similar to samples provided to STORE
h.	FireSuite Agreement in form and substance materially similar to samples provided to STORE
i.	AIA Document A133-2019 Standard Form of Agreement Between Owner and Construction Manager as Constructor dated March 4, 2025, various Bond Documents and Architecture Agreements

“Assignment of Warranties” has the meaning set forth in Section 5.01(a)(iii).

“Bulk Sales Statutes” has the meaning set forth in Section 4.01(r).

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“City Parties” means, collectively, the City of McKinney, Texas, the McKinney Economic Development Corporation and the McKinney Community Development Corporation, and “City Party” means any one of them.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Deadline” means October 19, 2026.

A-1	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

“Deed” means that certain special warranty deed whereby Seller conveys to Purchaser all of Seller’s right, title and interest in and to the Property, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.

“Demising Elevation” means an elevation of 640.00 feet (NAVD88), which separates the Horizontal Improvements from the Vertical Improvements, it being agreed that (a) any element whose primary structural function is to support, anchor, or bear the load of a Vertical Improvement – including any foundation, footing, pier, caisson, drilled shaft, grade beam, pile cap, or slab – constitutes a Vertical Improvement and is deemed to lie above the Demising Elevation, and (b) all other site, infrastructure, and utility elements constitute Horizontal Improvements and are deemed to lie at or below the Demising Elevation. The Demising Elevation is intended solely as an aid in allocating ownership interests under this Agreement and shall not be interpreted to create separate ownership of constituent portions of a single integrated building, structure, foundation system, utility system, parking structure, retaining structure, or other improvement.

“Earnest Money” has the meaning set forth in Section 1.02.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials Law.

“Environmental Report” has the meaning set forth in Section 2.04.

“Event of Default” has the meaning set forth in Section 6.01.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guarantor” means, individually and collectively, (i) J.W. Roth, a married man residing in the State of Florida, (ii) Venu Holding Corporation, a Colorado corporation, and (iii) any additional or replacement guarantor(s) approved by Purchaser (as landlord) in its sole and absolute discretion.

“Guaranty” means each unconditional guaranty of payment and performance executed by a Guarantor in favor of Purchaser or Purchaser’s applicable Affiliate, in form and substance acceptable to Purchaser.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) per- and poly-fluoroalkyl substances; (d) underground storage tanks; and (e) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

A-2	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

“Horizontal Improvements” means all site and infrastructure improvements located on, in, under, or serving the Land that do not extend vertically above the Demising Elevation to form enclosed, roofed, or occupiable structures, including without limitation: grading, earthwork, excavation, compacted fill; storm-water drainage and landscaping and irrigation systems, in each case together with all appurtenant conduits and connections.

“Independent Consideration” has the meaning set forth in Section 1.02.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” has the meaning set forth in Section 2.07.

“Inspections” has the meaning set forth in Section 2.07.

“Land” means that certain tract or parcel of land situated in Collin County, Texas, more particularly described on Exhibit B attached hereto and incorporated herein.

“Lease” has the meaning set forth in Section 1.03.

“Lease Proof of Insurance” has the meaning set forth in Section 5.01(a)(iv).

“Legal Requirements” has the meaning set forth in Section 4.01(e).

“Letter of Intent” means that certain Letter of Intent dated June 2, 2026 between STORE Capital LLC, on behalf of Purchaser, and Guarantor with respect to the Transaction, and any amendments or supplements thereto.

A-3	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“MEDC Deed of Trust” means that certain Deed of Trust, Security Agreement, Assignment of Rents, Collateral Assignment of Leases, Financing Statement and Fixture Filing recorded on January 21, 2025, as Document Number 2025000005932 in the Real Property Records of Collin County, Texas, as amended, supplemented or otherwise modified.

“MEDC Note” means that certain Promissory Note in the original principal amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) dated January 14, 2025, made by Venu Holding Corporation in favor of McKinney Economic Development Corporation, as amended, supplemented or otherwise modified.

“Memorandum of Lease” has the meaning set forth in Section 5.01(a)(iii) and shall (i) describe the Property subject to the Lease (including the Land and Horizontal Improvements), (ii) identify the Lease Term, (iii) contain an express statement that the Vertical Improvements located upon the Property are owned by Seller and are not part of the fee estate or the Property encumbered by any Mortgage or lien against Lessor’s fee interest, (iv) reference the existence of Seller’s purchase option set forth in Exhibit E to the Lease, and (v) be in form and substance reasonably acceptable to Seller and sufficient for recording in the Official Public Records of Collin County, Texas. The specific language effectuating clauses (iii) and (iv) above shall be finalized by Lessor and Seller prior to Closing, subject to the requirements of the Title Company and all applicable law, provided that the parties agree that the Memorandum of Lease shall in all events contain provisions sufficient to provide constructive notice of Seller’s ownership of the Vertical Improvements and of the existence of Seller’s purchase option.

“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(a)(vi).

“Notices” has the meaning set forth in Section 7.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website https://sanctionssearch.ofac.treas.gov.

“Operations Lease” means that certain Amended and Restated Operations Sublease Agreement dated as of October 19, 2026 by and between Sunset Operations at McKinney, LLC, as lessee, and Sunset Ground at McKinney, LLC, as lessor.

A-4	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

“Opinion of Counsel” means an opinion by legal counsel to the Seller Entities regarding due authority and execution and the enforceability of the Transaction Documents, in form and substance and with such qualifications as are acceptable to Purchaser’s counsel.

“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitment and in the Title Policy to be issued by Title Company to Purchaser and approved by Purchaser in its sole discretion in connection with this Agreement; and (c) the Lease.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Professional Fees” has the meaning set forth in Section 1.05.

“Project” means the development and operation of the Property and Vertical Improvements as an outdoor amphitheater and related facilities in accordance with the Legal Requirements.

“Property” means collectively: (a) the Land; (b) all Horizontal Improvements now existing or hereafter constructed on, in, under, or serving the Land; (c) all easements, rights-of-way, licenses, privileges, rights, and appurtenances belonging or in any way appertaining to the Land or the Horizontal Improvements; (d) all right, title, and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley, or right-of-way, open or proposed, abutting or adjoining the Land, and all strips and gores adjoining the Land; (e) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Land and held by Seller, and (f) all reversions and remainders relating to the foregoing. The Property expressly excludes, and Seller hereby retains and reserves unto Seller, all Vertical Improvements. It is the express intention of the parties that upon Closing the Vertical Improvements are severed from and shall not constitute part of the Property notwithstanding their physical attachment to, or location upon or above, the Land or any Horizontal Improvement, and that title to the Vertical Improvements shall not pass with the Property.

“Property Condition Report” has the meaning set forth in Section 2.06.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.05.

“Purchase Price” means the amount specified in Section 1.02.

“Seller Documents” has the meaning set forth in Section 2.02.

“Seller Entity” or “Seller Entities” means individually or collectively, as the context may require, Seller, Sunset at McKinney and Guarantor and any Affiliate of any of Seller, Sunset at McKinney and Guarantor.

“Seller Indemnified Parties” has the meaning set forth in Section 2.07.

A-5	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

“Seller’s Knowledge” or “Knowledge of Seller” means the current, actual knowledge of J.W. Roth, without any duty of inquiry or investigation; provided that such individuals are named solely for purposes of this definition and shall have no personal liability under this Agreement.

“Survey” has the meaning set forth in Section 2.03.

“Title Commitment” has the meaning set forth in Section 2.01(a).

“Title Company” means Fidelity National Title Insurance Company, One East Washington Street, Suite 450, Phoenix, Arizona 85004, Attention: Kelly Vos, or an alternative title insurance company selected by Purchaser.

“Title Objection” has the meaning set forth in Section 2.01(d)(i).

“Title Policy” has the meaning set forth in Section 2.01(a).

“Transaction” has the meaning set forth in Section 1.01.

“Transaction Costs” means all reasonable out-of-pocket costs and expenses incurred in connection with the Transaction, including but not limited to (a) the procurement, or if the same is provided by Seller, the update of, the Property Condition Report, Environmental Report, Survey, Title Commitment, Title Policy, any title policy required by Purchaser’s lender, and market-standard endorsements required by Purchaser and its lender, (b) any mortgagee’s title insurance policies required by Purchaser’s lender and any mortgage taxes, and (c) all taxes (including stamp taxes and transfer taxes), escrow, closing, transfer and recording fees. Transaction Costs expressly exclude Professional Fees.

“Transaction Documents” means this Agreement, the Lease, the Memorandum of Lease, each Guaranty, the Deed, the Lease Proof of Insurance, the City Recognition Agreement, the Non-Foreign Seller Certificate, the Assignment of Warranties, the termination of the existing Ground Lease, the amended Operations Lease, Operator Agreement or sublease, the Amended and Restated Development Agreement, all City consents and approvals required in connection with the Transaction, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser or the Title Company to consummate the Transaction.

“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Hazardous Materials.

“Vertical Improvements” means all buildings, structures, and improvements that extend vertically above the Demising Elevation, including without limitation the amphitheater stage, stage house, and back-of-house structures; the seating bowl and all seating structures; canopy, shade, and roof structures; towers and rigging structures; concession, restroom, box-office, hospitality, and administration buildings; and all structural framing, walls, and roofs thereof, together with all fixtures, trade fixtures, equipment, and building systems affixed to or primarily serving any of the foregoing. Prior to Closing, the Vertical Improvements shall be legally described in a description prepared by a licensed Texas surveyor in a manner sufficient under Texas law to sever the Vertical Improvements from the Land and Horizontal Improvements and to permit separate ownership and conveyancing of the Vertical Improvements as improvements only, which legal description shall be incorporated into the Deed, the Lease, and the Memorandum of Lease as appropriate.

“Zoning Evidence” has the meaning set forth in Section 2.03.

A-6	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

EXHIBIT B

PROPERTY ADDRESS / LEGAL DESCRIPTION OF LAND

Street Address: 2000 Gateway Boulevard, McKinney, Texas 75069

Legal Description:

ALL that part of the following lot, tract or parcel of land lying below an elevation of 640.00 feet (NAVD88):

BEING a lot, tract or parcel of land situated in the William Hemphill Survey, Abstract No. 449, City of McKinney, Collin County, Texas, and being a portion of a tract of land conveyed to McKinney Economic Development Corporation, by deed recorded in Volume 4763, Page 2421, Deed Records, Collin County, Texas, and being a portion of a tract of land conveyed to McKinney Economic Development Corporation, by deed recorded in Clerk’s File No. 20060703000908810, Deed Records, Collin County, Texas, and being a portion of a tract of land conveyed to McKinney Economic Development Corporation, by deed recorded in Clerk’s File No. 20120720000882560, Deed Records, Collin County, Texas, and being more particularly described by metes and bounds as follows:

BEGINNING at a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being along the East right of way line of U.S. Highway No. 75 (variable width right of way), said corner being along the North right of way line of Gateway Boulevard (variable width right of way), from which a 5/8 inch iron rod found bears, South 36 degrees 31 minutes 23 seconds East, a distance of 0.42 feet for witness;

THENCE North 16 degrees 35 minutes 45 seconds East, along the East right of way line of said U.S. Highway No. 75, a distance of 957.71 feet to a TxDot Aluminum cap found for corner;

THENCE North 73 degrees 25 minutes 55 seconds West, a distance of 22.22 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being along the East right of way line of said U.S. Highway No. 75;

THENCE North 16 degrees 28 minutes 36 seconds East, along the East right of way line of said U.S. Highway No. 75, a distance of 238.03 feet to a “X” set in concrete for corner, said corner being the Southwest corner of Lot 1, Block A of Gateway Addition, an addition to the City of McKinney, Collin County, Texas, according to the plat thereof recorded in Instrument No. 2012-272, Official Public Records, Collin County, Texas;

THENCE South 73 degrees 23 minutes 14 seconds East, along the South line of said Gateway Addition, a distance of 550.04 feet to a Mag nail set for corner;

THENCE North 16 degrees 39 minutes 01 seconds East, said Gateway Addition, a distance of 772.77 feet to a corner; along the East line of “X” set in concrete for a corner:

THENCE North 32 degrees 51 minutes 30 seconds East, along the East line of said Gateway Addition, a distance of 139.81 feet to an “X” set in concrete for corner, said corner being along the Southwest right of way line of Marketplace Drive (60 foot right of way);

B-1	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

THENCE South 58 degrees 02 minutes 11 seconds East, along the Southwest right of way line of said Marketplace Drive, a distance of 28.65 feet to an “X” set in concrete for corner;

THENCE South 52 degrees 16 minutes 59 seconds East, along the Southwest right of way line of said Marketplace Drive, a distance of 521.47 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being the beginning of a tangent curve to the left, with a radius of 560.00 feet, a delta angle of 03 degrees 12 minutes 16 seconds, a chord bearing of South 53 degrees 53 minutes 07 seconds East, and a chord length of 31.32 feet;

THENCE along said curve to the left, along the Southwest right of way line of said Marketplace Drive, an arc length of 31.32 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner;

THENCE South 55 degrees 29 minutes 13 seconds East, along the Southwest line of said Marketplace Drive, a distance of 212.56 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner;

THENCE South 10 degrees 29 minutes 13 seconds East, a distance of 21.21 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being along the West right of way line of Medical Center Drive (100 foot right of way);

THENCE South 34 degrees 32 minutes 21 seconds West, along the West right of way line of said Medical Center Drive, a distance of 178.78 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner, said corner being the beginning of a non-tangent curve to the left, with a radius of 1200.00 feet, a delta angle of 51 degrees 57 minutes 39 seconds, a chord bearing of South 08 degrees 32 minutes 39 seconds West, and a chord length of 1051.35 feet;

THENCE along said curve to the left, along the West right of way line of said Medical Center Drive, an arc length of 1088.27 feet to a 5/8 iron rod found for corner, said corner being the intersection of the West right of way line of Medical Center Drive and the North right of way line of said Gateway Drive;

THENCE South 26 degrees 11 minutes 41 seconds West, along the North right of way line of said Gateway Drive, a distance of 36.05 feet to a 5/8 inch iron rod found for corner;

THENCE South 71 degrees 25 minutes 52 seconds West, along the North right of way line of said Gateway Drive, a distance of 31.06 feet to a 5/8 inch iron rod found for corner, said corner being the beginning of a non-tangent curve to the left, with a radius of 686.50 feet, a delta angle of 16 degrees 29 minutes 25 seconds, a chord bearing of South 62 degrees 32 minutes 35 seconds West, and a chord length of 196.90 feet;

THENCE along said curve to the left, along the North right of way line of said Gateway Drive, an arc length of 197.58 feet to a 5/8 iron rod found for corner;

THENCE South 54 degrees 08 minutes 46 seconds West, along the North right of way line of said Gateway Drive, a distance of 95.97 feet to a 5/8 inch iron rod found for corner, said corner being the beginning of a non-tangent curve to the right, with a radius of 463.50 feet, a delta angle of 29 degrees 55 minutes 14 seconds, a chord bearing of South 69 degrees 23 minutes 36 seconds West, and a chord length of 239.30 feet;

B-2	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

THENCE along said curve to the right, along the North right of way line of said Gateway Drive, an arc length of 242.04 feet to a 5/8 iron rod found for corner;

THENCE South 84 degrees 12 minutes 07 seconds West, along the North right of way line of said Gateway Drive, a distance of 322.80 feet to a 5/8 inch iron rod found for corner, said corner being the beginning of a non-tangent curve to the right, with a radius of 1328.50 feet, a delta angle of 20 degrees 48 minutes 10 seconds, a chord bearing of North 84 degrees 30 minutes 04 seconds West, and a chord length of 479.70 feet;

THENCE along said curve to the right, along the North right of way line of said Gateway Drive, an arc length of 482.35 feet to a 5/8 iron rod found for corner;

THENCE North 73 degrees 21 minutes 31 seconds West, along the North right of way line of said Gateway Drive, a distance of 198.70 feet to a 1/2 inch iron rod set with yellow plastic cap stamped “CBG SURVEYING” for corner;

THENCE North 28 degrees 21 minutes 28 seconds West, along the North right of way line of said Gateway Drive, a distance of 35.36 feet to the POINT OF BEGINNING and containing 1,991,185 square feet or 45.71 acres of land.

Being the same land now platted and described as follows:

Being all of that portion of Lot 1, Block A, Sunset Amphitheater, an addition to the City of McKinney, Collin County, Texas, according to the plat thereof recorded under Instrument Number 2026010000363, Official Public Records, Collin County, Texas, lying below an elevation of 640.00 feet (NAVD88).

B-3	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

EXHIBIT C

GROUND LEASE AGREEMENT

C-1	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

EXHIBIT D

NON-FOREIGN SELLER CERTIFICATE

Schedule I

to Non-foreign Seller Certificate

PROPERTY

D-1	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX

EXHIBIT E

E-1	STORE/Venu Holding Corporation Purchase and Sale Agreement The Sunset at McKinney – McKinney, TX